Exhibit 99.1
HERSHA HOSPITALITY TRUST 510 Walnut Street, 9th Floor Philadelphia, PA 19016 Phone: 215-238-1046 Fax: 215-238-0157 www.hersha.com

For Immediate Release
Contact:     Ashish Parikh, CFO
Ph: (215) 238-1046

HERSHA HOSPITALITY ANNOUNCES
THIRD QUARTER 2007 EARNINGS

Year-over-Year Third Quarter 2007

•	Adjusted FFO (“AFFO”) Increased 12.8% to $0.44 Per Diluted Share/Unit
•	Consolidated RevPAR Grew 13.1%
•	Consolidated Hotel EBITDA Improved 70.7% to $26.9 Million
•	Raises 2007 AFFO Guidance Range to $1.17 to $1.19 Per Share /Unit

PHILADELPHIA, PA--(Business Wire)—November 6, 2007-- Hersha Hospitality Trust (AMEX: HT) owner of nationally franchised  premium full service and limited service hotels, today announced earnings for the third quarter ended September 30, 2007.

Financial Highlights for the Third Quarter 2007

Increased hotel revenue coupled with improved profitability along with growth in our development loan and land lease income resulted in a strong increase in net income applicable to common shareholders.  For the third quarter of 2007, net income applicable to common shareholders increased 59.3% to $7.3 million, or $0.18 per common share from $4.6 million, or $0.16 per common share for the third quarter of 2006.

Operating income for the third quarter ended September 30, 2007 grew 71.3% to $18.6 million from $10.9 million for the same period in 2006.  The growth in operating income was the product of Hersha’s larger portfolio, increased operating margins from rate-led hotel revenue growth and improved expense efficiency.

Adjusted funds from operations (AFFO) for the third quarter of 2007 increased 12.8% to $0.44 per diluted common share and unit from $0.39 per diluted common share and unit for the same quarter of 2006. A reconciliation of AFFO to net income applicable to common shares, the most directly applicable U.S. GAAP measure, is included at the end of this release.

Mr. Jay H. Shah, Chief Executive Officer, commented, “Hersha was able to generate strong internal growth this quarter from the stabilization of the newer hotels in our portfolio and reap the benefits of increased contribution from our growing presence in New York City. Our hotels in New York City had RevPAR growth in the third quarter of 17.2% compared to 15.3% industry-wide for New York City. The accretive additions to our portfolio over the past few years in other key markets such as Boston and Northern California are also producing very successful results.”

For the three-month period ended September 30, 2007, consolidated total hotel operating revenues increased 68.2% to $65.6 million from $39.0 million in the third quarter of 2006 driven primarily by hotel acquisitions and growth in room revenues.  RevPAR for the Company’s consolidated hotels (56 hotels) increased 13.1% on a year-over-year basis to $108.37, which was driven by an ADR increase of 11.4% to $134.91 and a 150 basis point improvement in occupancy to 80.33% as compared to the third quarter of 2006.  The continued stabilization of Hersha’s newer hotels in the Northeast has had a positive impact on the Company’s occupancy.

Gross operating profit (GOP) margins for the Company’s consolidated hotels in the third quarter of 2007 increased approximately 110 basis points to 48.9% from 47.8% compared to the third quarter of 2006.  GOP margins improved as a result of solid growth in ADR and expense control measures. EBITDA for consolidated hotels grew 70.7% to $26.9 million for the third quarter of 2007 compared to the third quarter of 2006.  EBITDA margins for the quarter increased 61 basis points to 40.9% for the Company’s consolidated hotel portfolio.

On a same-store basis for Hersha’s consolidated hotels (38 hotels), RevPAR for the third quarter of 2007 increased 9.5% on a year-over-year basis to $108.40, which was driven by a 7.3% increase in ADR to $132.98 and a 210 basis points improvement in occupancy to 81.51%. Same-store EBITDA for the third quarter of 2007 increased 11.5% to $18.2 million. The Company’s same-store EBITDA margin improved 94 basis points to 41.6% for the third quarter of 2007, as compared to the third quarter of 2006.

Subsequent Events

❖
On October 1, Hersha completed the purchase of the remaining 20% interest of the Company’s joint-venture with Affordable Hospitality Associates, LP.  The joint-venture owns the 250-room Hampton Inn Philadelphia. The Company issued approximately 406,877 units of limited partnership interest in Hersha Hospitality Limited Partnership, the Company’s operating partnership subsidiary, to the seller.

❖
The Company anticipates closing on the sale of two of its five New Jersey hotels for cash proceeds of $12.5 million, net of expenses and mortgage debt by the end of the fourth quarter of 2007.  The assets include the Hampton Inn located at the Linden/Newark Airport and the Fairfield Inn by Marriott located in Mt. Laurel.  The proceeds are expected to be used to partially reduce the outstanding balance of the Company’s credit facility.

Balance Sheet

The Company ended the third quarter of 2007 with $70.0 million in development loans and land leases outstanding to 13 hotel development projects.

At September 30, 2007, Hersha Hospitality Trust had approximately $709.3 million of total consolidated debt outstanding, which included approximately $51.5 million of Trust Preferred Securities and $17.1 million of debt related to assets held for sale.  Fixed rate debt, including variable rate debt fixed by an interest rate swap, amounted to approximately 91% of total consolidated debt.  The weighted average interest rate on all of the Company’s fixed rate debt was approximately 6.2% for the third quarter of 2007.  The weighted average life to maturity of the Company’s debt was 8.0 years.  Total common shares and units of limited partnership interest of Hersha Hospitality Limited Partnership outstanding at September 30, 2007 were 47.2 million.

“We intend to make debt reduction a bigger priority than it was when we were still looking at purchases of large portfolios.  As we plan to do with the anticipated sale of two of our New Jersey assets, we will continue to review our portfolio for non-core assets to sell and utilize potential excess operating cash flow to help shrink our total debt,” noted Mr. Shah.

Dividend

For the third quarter of 2007, Hersha Hospitality Trust declared common share and limited partnership unit dividends of $0.18 per common share and unit.   Hersha’s annualized dividend of $0.72 per common share is approximately 61% of the Company’s forecasted AFFO for the fiscal year ending December 31, 2007. The Board of Trustees also declared a third quarter cash dividend of $0.50 per Series A Preferred Share.

Financial Outlook for 2007

Assuming a continued strong U.S. economy and limited supply growth in its markets, the Company anticipates that its current portfolio will contribute to another year of strong growth in AFFO in 2007.  The Company is increasing its financial guidance for the full year ended December 31, 2007 due to completed acquisitions, increased development loans and increased depreciation and amortization from the acquisition of hotels.  The updated guidance is as follows:

	Current Expectations	Previous Expectations
Consolidated same-store RevPAR growth compared to the full year 2006	7.0% to 9.0%	6.5% to 8.5%
Consolidated portfolio RevPAR growth compared to the full year 2006	14.0% to 16.0%	12.0% to 14.0%
Net income available to common shareholders	$10.5 million to $11.0 million	$10.25 million to $11.5 million
Net income available to common shareholders per share	$0.23 to $0.25 per weighted average diluted share outstanding	$0.22 to $0.25 per weighted average diluted share outstanding
EBITDA	$112.5 million to $114.0 million	$111.5 million to $113.0 million
AFFO per share	$1.17 to $1.19 per weighted average diluted share and unit outstanding	$1.16 to $1.18 per weighted average diluted share and unit outstanding

Third Quarter 2007 Earnings Conference Call

The Company will host a conference to discuss its financial results tomorrow, Wednesday, November 7, 2007 at 10:00 AM Eastern time.  Hosting the call will be Mr. Jay H. Shah, Chief Executive Officer, Mr. Neil H. Shah, President and Chief Operating Officer, and Mr. Ashish Parikh, Chief Financial Officer.

The live conference call can be accessed by dialing (888) 601-3869 or for international participants (913) 981-5542.  A replay of the call will be available from November 7, 2007, through November 21, 2007. The replay can be accessed by dialing (888) 203-1112 or for international participants (719) 457-0820.  The passcode for the call and the replay is 2834782.

About Hersha Hospitality

Hersha Hospitality Trust is a self-advised real estate investment trust, which owns interests in 73 hotels, totaling 9,395 rooms, primarily along the Northeast Corridor from Boston to Washington DC.  The Company also owns hotels in Northern California and Scottsdale, Arizona.  Hersha focuses on high quality upscale hotels in high barrier to entry markets.  More information on the Company and its portfolio of hotels is available on Hersha’s Web site at http://www.hersha.com.

Forward Looking Statement

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement.  For a description of these factors, please review the information under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities Exchange Commission (SEC).

HERSHA HOSPITALITY TRUST
Balance Sheet
(in thousands, except shares and per share data)
	September 30, 2007	December 31, 2006
Assets:
Investment in Hotel Properties, net of Accumulated Depreciation	$894,185	$807,784
Investment in Joint Ventures	53,945	50,234
Development Loans Receivable	70,042	47,016
Cash and Cash Equivalents	10,280	10,316
Escrow Deposits	15,178	14,927
Hotel Accounts Receivable, net of allowance for doubtful accounts of $1 and $30	11,877	4,608
Deferred Costs, net of Accumulated Amortization of $2,760 and $1,543	8,509	7,525
Due from Related Parties	2,097	4,059
Intangible Assets, net of Accumulated Amortization of $799 and $618	5,665	5,594
Other Assets	17,566	16,145
Hotel Assets Held for Sale	24,660	-
Total Assets	$1,114,004	$968,208

Liabilities and Shareholders’ Equity:
Line of Credit	$72,100	$24,000
Mortgages and Notes Payable, net of unamortized discount of $74 and $1,312	620,131	556,542
Accounts Payable, Accrued Expenses and Other Liabilities	17,458	14,740
Dividends and Distributions Payable	9,473	8,985
Due to Related Parties	2,632	3,297
Debt Related to Assets Held for Sale	17,082	-
Total Liabilities	738,876	607,564

Minority Interests:
Common Units	$40,393	$25,933
Interest in Consolidated Joint Ventures	2,797	3,092

Total Minority Interests	43,190	29,025

Shareholders' Equity:
Preferred Shares - 8% Series A, $.01 Par Value, 29,000,000 Shares Authorized, 2,400,000 Shares Issued and Outstanding at September 30, 2007 and December 31, 2006, respectively. (Aggregate Liquidation Preference $60,000 at September 30, 2007 and December 31, 2006, respectively)	24	24
Common Shares - Class A, $.01 Par Value, 80,000,000 Shares Authorized, 41,197,876 and 40,671,950 Shares Issued and Outstanding at September 30, 2007 and December 31, 2006, respectively.	412	405
Common Shares - Class B, $.01 Par Value, 1,000,000 Shares Authorized, None Issued and Outstanding	-	-
Accumulated Other Comprehensive Income	86	233
Additional Paid-in Capital	395,730	381,592
Distributions in Excess of Net Income	(64,314)	(50,635)

Total Shareholders' Equity	331,938	331,619

Total Liabilities and Shareholders’ Equity	$1,114,004	$968,208

HERSHA HOSPITALITY TRUST
Summary Results
(in thousands, except shares and per share data)
	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Revenue:
Hotel Operating Revenues	$65,609	$39,002	$171,984	$97,693
Interest Income from Development Loans	1,379	839	4,013	1,562
Land Lease Revenue	1,324	408	3,529	408
Hotel Lease Revenue	254	137	586	137
Other Revenue	265	202	592	555
Total Revenues	68,831	40,588	180,704	100,355

Expenses:
Hotel Operating Expenses	35,794	21,598	97,348	56,964
Hotel Ground Rent	211	222	650	600
Land Lease Expense	741	-	1,974	-
Real Estate and Personal Property Taxes and Property Insurance	2,861	1,559	8,353	4,151
General and Administrative	1,689	1,350	5,521	4,326
Depreciation and Amortization	8,905	4,983	25,123	12,879
Total Operating Expenses	50,201	29,712	138,969	78,920

Operating Income	18,630	10,876	41,735	21,435

Interest Income	136	443	590	923
Interest Expense	10,677	6,693	31,414	17,694
Loss on Debt Extinguishment	-	-	-	1,163
Income before income from Unconsolidated Joint Venture Investments, Minority Interests and Discontinued Operations	8,089	4,626	10,911	3,501

Income from Unconsolidated Joint Venture Investments	1,680	1,773	2,584	1,432

Income before Minority Interests and Discontinued Operations	9,769	6,399	13,495	4,933

Income allocated to Minority Interest in Continuing Operations	1,379	859	1,554	525
Income from Continuing Operations	8,390	5,540	11,941	4,408

Discontinued Operations
Gain on Disposition of Hotel Properties	-	-	-	436
Income from Discontinued Operations	106	240	113	428
Income from Discontinued Operations	106	240	113	864

Net Income	8,496	5,780	12,054	5,272
Preferred Distributions	1,200	1,200	3,600	3,600

Net Income applicable to Common Shareholders	$7,296	$4,580	$8,454	$1,672

Basic earnings per share
Income from continuing operations applicable to common shareholders	$0.18	$0.15	$0.21	$0.03
Discontinued Operations	0.00	0.01	0.00	0.04

Net Income applicable to common shareholders	$0.18	$0.16	$0.21	$0.07

Diluted earnings per share
Income from continuing operations applicable to common shareholders	$0.18	$0.15	$0.21	$0.03
Discontinued Operations	0.00	0.01	0.00	0.04

Net Income applicable to common shareholders	$0.18	$0.16	$0.21	$0.07

Weighted Average Common Shares Outstanding
Basic	40,807,626	28,413,553	40,663,670	24,760,185
Diluted	41,124,832	28,556,303	40,884,382	24,863,249

FFO and GAAP Reconciliation

The National Association of Real Estate Investment Trusts (“NAREIT”) developed Funds from Operations (“FFO”) as a non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  We calculate FFO applicable to common shares and Partnership units in accordance with the April 2002 National Policy Bulletin of NAREIT, which we refer to as the White Paper.   The White Paper defines FFO as net income (loss) (computed in accordance with GAAP) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated assets, plus certain non-cash items, such as depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  Our interpretation of the NAREIT definition is that minority interest in net income (loss) should be added back to (deducted from) net income (loss) as part of reconciling net income (loss) to FFO. Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.

The GAAP measure that we believe to be most directly comparable to FFO, net income (loss) applicable to common shares, includes depreciation and amortization expenses, gains or losses on property sales, minority interest and preferred dividends. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations.

Hersha also presents Adjusted Funds from Operations (AFFO), which reflects FFO in accordance with the NAREIT definition further adjusted by:

•	adding back write-offs of deferred financing costs on debt extinguishment, both for consolidated and unconsolidated properties;
•	adding back amortization of deferred financing costs;
•	adding back non-cash stock expense;
•	adding back FFO attributed to our partners in consolidated joint ventures; and
•	making adjustments to ground lease payments, which are required by GAAP to be amortized on a straight-line basis over the term of the lease, to reflect the actual lease payment.

FFO and AFFO do not represent cash flows from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of Hersha’s performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO and AFFO to be meaningful, additional measures of our operating performance because they exclude the effects of the assumption that the value of real estate assets diminishes predictably over time, and because they are widely used by industry analysts as performance measures. We show both FFO from consolidated hotel operations and FFO from unconsolidated joint ventures because we believe it is meaningful for the investor to understand the relative contributions from our consolidated and unconsolidated hotels. The display of both FFO from consolidated hotels and FFO from unconsolidated joint ventures allows for a detailed analysis of the operating performance of our hotel portfolio by management and investors.  We present FFO and AFFO applicable to common shares and Partnership units because our Partnership units are redeemable for common shares.  We believe it is meaningful for the investor to understand FFO applicable to all common shares and Partnership units.

The following table reconciles FFO and AFFO for the periods presented to the most directly comparable GAAP measure, net income, for the same periods:

HERSHA HOSPITALITY TRUST
Adjusted Funds from Operations (AFFO)
(in thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

Net income applicable to common shares	$7,296	$4,580	$8,454	$1,672
Income allocated to minority interest	1,379	859	1,554	525
Income from discontinued operations allocated to minority interest	13	33	14	60
Income from unconsolidated joint ventures	(1,680)	(1,773)	(2,584)	(1,432)
Gain on sale of assets	-	-	-	(436)
Depreciation and amortization	8,905	4,983	25,123	12,879
Depreciation and amortization from discontinued operations	211	274	794	1,041
FFO related to the minority interests in consolidated joint ventures	(450)	(121)	(562)	(292)
Funds from consolidated hotel operations applicable to common shares and Partnership units	15,674	8,835	32,793	14,017

Income from Unconsolidated Joint Ventures	1,680	1,773	2,584	1,432
Add:
Depreciation and amortization of purchase price in excess of historical cost	588	447	1,532	1,368
Interest in deferred financing costs written off in unconsolidated joint venture debt extinguishment	(2,858)	-	(2,858)	(207)
Interest in depreciation and amortization of unconsolidated joint ventures	1,613	869	4,615	3,477
Funds from unconsolidated joint ventures operations applicable to common shares and Partnership units	1,023	3,089	5,873	6,070

Funds from Operations applicable to common shares and Partnership units	16,697	11,923	38,666	20,086

Add:
FFO related to the minority interests in consolidated joint ventures	450	121	562	292
Amortization of deferred financing costs	448	225	1,204	607
Deferred financing costs written off in debt extinguishment	-	-	-	1,163
Interest in deferred financing costs written of in unconsolidated joint venture debt extinguishment	2,858	-	2,858	207
Amortization of discounts and premiums	(7)	11	4	14
Non cash stock expense	260	108	554	236
Straight-line Amortization of ground lease expense	62	68	201	197

Adjusted Funds from Operations	$20,768	$12,457	$44,049	$22,803

AFFO per Diluted Weighted Average Common Shares and Units Outstanding	$0.44	$0.39	$0.96	$0.81

Diluted Weighted Average Common Shares and Units Outstanding	47,220,803	32,280,729	46,024,039	28,322,839

HERSHA HOSPITALITY TRUST
Adjusted Funds from Operations (FFO) - 2007 FORECAST RECONCILIATION
(in thousands, except shares and per share data)
	Low	High
	Twelve Months Ending
	12/31/2007	12/31/2007

Net Income applicable to common shares	$10,500	$11,000
Less:
(Income) from Unconsolidated Joint Ventures	(3,200)	(3,400)
FFO related to the minority interests in consolidated joint ventures	(700)	(800)
Add:
Income allocated to minority interest in our operating partnership	1,200	1,500
Depreciation and amortization	34,750	34,750
Funds from Consolidated Hotel Operations	42,550	43,050

Income from Unconsolidated Joint Ventures	3,100	3,400
Add:
Interest in deferred financing costs written off in unconsolidated joint venture debt extinguishment	(2,858)	(2,858)
Depreciation and amortization	5,958	6,158
Funds from Unconsolidated Joint Ventures Operations	6,200	6,700

Funds from Operations	48,750	49,750

Add:
Amortization of deferred financing costs	1,600	1,600
Interest in deferred financing costs written off in unconsolidated joint venture debt extinguishment	2,858	2,858
Non cash stock expense	740	740
Amortization of ground lease expense	265	265

Adjusted Funds from Operations	$54,213	$55,213

Diluted Weighted Average Common Shares and Units Outstanding	46,428,000	46,428,000
Adjusted FFO per Diluted Weighted Average Common Shares and Units Outstanding	$1.17	$1.19

EBITDA and GAAP Reconciliation

Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA) is a non-GAAP financial measure within the meaning of the Securities and Exchange Commission rules. Our interpretation of Adjusted EBITDA is that EBITDA derived from our investment in unconsolidated joint ventures should be added back to net income (loss) as part of reconciling net income (loss) to Adjusted EBITDA. Our Adjusted EBITDA computation may not be comparable to EBITDA reported by other companies that interpret the definition of EBITDA differently than we do. Management believes EBITDA to be a meaningful measure of a REIT's performance and that it should be considered along with, but not as an alternative to, net income, cash flow, FFO and AFFO, as a measure of the company's operating performance.

HERSHA HOSPITALITY TRUST
Adjusted EBITDA
(in thousands, except shares and per share data)
	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

Net Income applicable to common shares	$7,296	$4,580	$8,454	$1,672
Less:
Income from Unconsolidated Joint Ventures	(1,680)	(1,773)	(2,584)	(1,432)
Interest income	(136)	(443)	(590)	(923)
Add:
Income allocated to minority interest for continuing operations	1,379	859	1,554	525
Income allocated to minority interest for discontinued operations and gain on disposition of hotel properties	13	33	14	123
Interest expense from continuing operations	10,677	6,693	31,414	17,694
Interest expense from discontinued operations	263	494	811	1,499
Deferred financing costs written off in debt extinguishment	-	-	-	1,163
Distributions to Series A Preferred Shareholders	1,200	1,200	3,600	3,600
Depreciation and amortization from continuing operations	8,905	4,983	25,123	12,879
Depreciation from discontinued operations	211	274	794	1,041
Non-cash stock expense	260	108	554	236
Straight-line Amortization of ground lease expense	62	68	201	197

Adjusted EBITDA from consolidated hotel operations	28,450	17,076	69,345	38,274

Income from Unconsolidated Joint Ventures	1,680	1,773	2,584	1,432
Add:
Depreciation and amortization of purchase price in excess of historical cost	588	447	1,532	1,368
Adjustment for interest in interest expense, depreciation and amortization of unconsolidated joint ventures	3,225	3,203	13,809	11,963

Adjusted EBITDA from unconsolidated joint venture operations	5,493	5,423	17,925	14,763

Adjusted EBITDA	$33,943	$22,499	$87,270	$53,037

HERSHA HOSPITALITY TRUST
Adjusted EBITDA - 2007 FORECAST RECONCILIATION
(in thousands, except shares and per share data)
	Twelve Months Ended
	December 31, 2007	December 31, 2007

Net Income applicable to common shares	$10,500	$11,000
Less:
Income from Unconsolidated Joint Ventures	(3,200)	(3,400)
Interest income	(1,000)	(1,000)
Add:
Income allocated to minority interest in common units	1,200	1,500
Interest expense	43,000	43,000
Distributions to Series A Preferred Shareholders	4,800	4,800
Depreciation and amortization from continuing operations	34,750	34,750
Amortization of deferred financing costs	1,600	1,600
Non cash stock expense	740	740
Amortization of ground lease expense	265	265

Adjusted EBITDA from consolidated hotel operations	92,655	93,255

Income (Loss) from Unconsolidated Joint Ventures	3,100	3,400
Add:
Interest expense	11,550	11,850
Depreciation and amortization of purchase price in excess of historical cost	2,100	2,100

Interest in deferred financing costs written off in unconsolidated joint venture debt extinguishment	(2,858)	(2,858)
Interest in depreciation and amortization of unconsolidated joint venture	5,958	6,158

Adjusted EBITDA from unconsolidated joint venture operations	19,850	20,650

Adjusted EBITDA	$112,505	$113,905

Supplemental Schedules

The company has provided supplemental schedules to this press release in order to provide additional disclosure and financial information for the benefit of the company's stakeholders.  These can found in the “Presentations and Supplemental Schedules” page of the Company’s Web site.